Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BAUSCH HEALTH COMPANIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Common Shares, no par value	Rule 457(c) and Rule 457(h)	11,500,000	$ 4.61	$ 53,015,000	0.0000927	$ 4,915
Total Offering Amounts
Total Fee Offsets (4)							-
Net Fee Due							$4,915

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers Common Shares, no par value (“Common Shares”), of Bausch Health Companies Inc. (the “Company” or the “Registrant”) issuable pursuant to the Company’s Amended and Restated 2014 Omnibus Incentive Plan, as amended and restated effective as of June 21, 2022 (the “Plan”), and any additional Common Shares that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a Common Share on the New York Stock Exchange on August 2, 2022.

(3)	Rounded up to the nearest dollar.

(4) The Registrant does not have any fee offsets.